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                                                                   EXHIBIT 10(o)








                              AMENDED AND RESTATED
                                KMART CORPORATION
                             SPECIAL SEVERANCE PLAN




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         Kmart Corporation, a Michigan corporation, hereby amends and restates, as of November 21, 2000, the Kmart Corporation Special Severance Plan for the benefit of certain of its employees on the terms and conditions hereinafter stated.

         The Plan, as set forth herein, is intended to alleviate in part or in full any financial hardship which may be experienced by certain of those Employees of the Employer in the event of a Termination of employment under the enumerated circumstances. The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulation, ss. 2510.3-1(b).


                                    ARTICLE I

                                   Definitions

         In this Plan the singular includes the plural, the masculine includes the feminine and the initially capitalized words shall have the following meanings unless the context clearly indicates otherwise.

         Section 1.01. Administrative Committee. The committee appointed by the Company to administer the Plan and to determine benefit eligibility.

         Section 1.02. Annual Base Salary. The greater of an Employee's annual base salary (i) in effect immediately prior to the Employee's date of termination of employment or (ii) in effect immediately prior to a Change in Control of the Company.

         Section 1.03. Annual Target Bonus. The greater of an Employee's annual target bonus (i) in effect immediately prior to the Employee's date of termination of employment or (ii) in effect immediately prior to a Change in Control of the Company.

         Section 1.04. Beneficiary. The person(s), trust(s) or estate designated by a Severed Employee in writing to receive any benefits which may be payable under this Plan in the event of the death of such Severed Employee.

         Section 1.05. Board. The Board of Directors of Kmart Corporation or any successor thereto.



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         Section 1.06. Change in Control. The happening or any of the following:


         (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities;

         (b) if at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

         (c) the consummation of a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

         (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         The foregoing to the contrary notwithstanding, if a Potential Change in Control involves a transaction proposed by one or more Employees either as a first proposal or a competing proposal, and a Change in Control does occur (whether or not the transaction constituting such Change of Control is the same transaction proposed by the Employees, and whether or not the Employees participate as equity investors in the acquiring entity in such transaction), then



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for purposes of the Plan, such Change in Control shall be deemed not to have occurred with respect to any such Employee.

         Section 1.07. Code. The Internal Revenue Code of 1986, as it may be amended from time to time.

         Section 1.08. Company. Kmart Corporation or any successors thereto.

         Section 1.09. Effective Date. The Effective Date of this Plan is February 1, 1989.

         Section 1.10. Employee. A person who is either a Salaried Employee, Key Management Employee, Senior Management Employee or Troy Hourly Employee. Excluded in all cases shall be (i) all persons whose terms and conditions of employment are determined by collective bargaining with a third party and with respect to whom inclusion in this Plan has not been provided for in the collective bargaining agreement setting forth those terms and conditions of employment and (ii) all persons who have voluntarily entered into individual agreements with the Company which will provide severance benefits with a value greater than those provided by the Plan. For the avoidance of doubt, any individual who has entered into an agreement with the Company providing for severance benefits with a lesser value than those provided by the Plan will be considered an Employee under the Plan, and the benefits provided by the Plan will be provided in lieu of the severance benefits which would have been provided under such other agreement.

         Section 1.11. Employer. Kmart Corporation or its Subsidiaries.

         Section 1.12. Employment Severance Date. The date of Termination as determined by the Administrative Committee.

         Section 1.13. Good Reason. A termination of an Employee's employment with the Company by the Employee following any one of the following events will be considered a termination for Good Reason: (i) a decrease in the Employee's annual base salary or bonus opportunity, (ii) a material adverse change in the employment conditions and responsibilities of the Employee as compared to those in effect immediately prior to the Change in Control, or (iii) a transfer of employment to another Employer facility, subsidiary or affiliate located more than 50 miles from the Employee's place of employment immediately prior to the Change in Control.

         For the avoidance of doubt, a termination of an Employee's employment by the Employee following the occurrence of the following events will not (absent the occurrence of one of the events described in the preceding sentence) be considered a termination for Good Reason: a discontinuance of an Employee's employment due to (i) voluntary resignation, with or without notice, (ii) voluntary retirement, (iii) death, (iv) a physical or mental condition causing the Employee's inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability




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income policy or program of the Employer, (v) temporary layoff (i.e., a layoff during which the Employee would be expected to return to work within a defined period of time), or (vi) the divestiture of a facility of the Employer in which the Employee works if the Employee is offered employment by the successor company provided that the Employee continues in the employ of the purchaser and the purchaser agrees to assume the Employer's responsibilities under this Plan with respect to such Employee as if the purchaser were the Employer hereunder and no such sale or disposition had occurred.

         Section 1.14. Key Management Employee. A Salaried Employee with the position of Director or above but below Executive Vice President.

         Section 1.15. Plan. The Amended and Restated Kmart Corporation Special Severance Plan as now in effect or hereafter amended from time to time.

         Section 1.16. Potential Change in Control. The happening of any of the following:

         (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

         (b) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control;

         (c) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities, increases his beneficial ownership of such securities by 5% or more over the percentage so owned by such person on the date hereof; or

         (d) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.

         Section 1.17. Salaried Employee. A person who was employed immediately prior to a Change in Control and who was a salaried (that is, non-hourly) employee of the Company.

         Section 1.18. Senior Management Employee. A Salaried Employee with the position of Executive Vice President and above, but excluding in all cases the Chief Executive Officer of the Company.

         Section 1.19. Severed Employee. Any Employee who has experienced an Employment Severance Date.



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         Section 1.20. Subsidiary. Any corporation, partnership or joint venture not less than a majority of the voting stock or other voting interest of which is owned directly or indirectly by Kmart Corporation.

         Section 1.21. Termination. An involuntary discontinuance of an Employee's employment from the Employer within two years following a Change in Control (i) by the Employer for reasons other than Good Cause or(ii) by the Employee for Good Reason. "Good Cause" means a discontinuance of an Employee's employment: by the Employer upon (i) an Employee's willful and continued failure to substantially perform his or her duties with the employer, or (ii) an Employee's willful engagement in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes of this Section, no act, or failure to act, on an Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Employer.

         Section 1.21. Troy Hourly Employee. A person who is employed by the Employer immediately prior to a Change in Control on a full-time basis (regularly scheduled for thirty (30) or more hours per week) at Kmart Resource Center, Sheffield Plaza, Kmart Tech Center or Royal Oak Annex and who is not a Salaried Employee.


                                   ARTICLE II

                                Term of the Plan

         The Plan shall commence on the Effective Date and shall continue in effect for a period of two years following a Change in Control; provided, however, that the expiration of the term of the Plan shall not adversely affect the rights of any Employee under the Plan which have accrued prior to the expiration of the term of the Plan. Notwithstanding the foregoing, prior to a Change in Control, this Plan shall continue until such time as the Board, acting in its sole discretion, elects to modify, supersede or terminate this Plan as provided in Article VI.


                                   ARTICLE III

                                  Beneficiaries

         Each Severed Employee shall have the right to designate a Beneficiary to receive such Severed Employee's unpaid benefits under Article IV of the Plan in the event of the Severed Employee's death. If no designated Beneficiary survives the Severed Employee or if the Severed Employee fails to designate a Beneficiary, payment of such severance benefits shall be made to and among the person or persons then living who shall be shown, to the reasonable satisfaction of the Administrative Committee, to be the person or persons to whom the Severed Employee's rights shall have passed by Will or the laws of descent and distribution.


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                                   ARTICLE IV

                                    BENEFITS

         Section 4.01. Amount of Severance Payment. Except as excluded in Sections 1.06 or 1.10 hereof, each of the following Severed Employees shall be entitled to the following severance payment:

         (a) Senior Management Employees: an amount equal to three times Annual Base Salary and Annual Target Bonus,


         (b) Key Management Employees: an amount equal to two times Annual Base Salary and Annual Target Bonus,

         (c) All other Salaried Employees: an amount equal to Annual Base Salary and Annual Target Bonus.

         (d) Troy Hourly Employees: an amount equal to six months of Annual Base Salary.

         Such severance payment shall be grossed up to cover applicable federal, state and local income and excise taxes thereon, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax.


         Section 4.02. Other Severance Benefits.


         (a) If a Severed Employee has attained at least eighty-four (84) points under the Company's Employee Retirement Pension Plan, the Employee shall be entitled to a lump sum payment which represents the actuarial present value of the difference between (i) the retirement pension to which the Employee would have been entitled had the Employee been qualified for a "Rule of 90" pension on the Date of Termination and (ii) the retirement pension to which the Employee is actually entitled under the terms of the Company's Employee Retirement Pension Plan as of such date.

         (b) The Company shall pay a Severed Employee a lump sum payment equal to the premiums for a twenty-four (24) month period of life and health insurance benefits substantially similar to those which the Severed Employee was receiving immediately prior to the Notice of Termination. The Company shall determine the amount of such premiums.

         Section 4.03 Receipt of Severance Benefits. A Severed Employee shall receive his or her severance benefits, calculated in accordance with Sections
4.01 and 4.02(a), above, in a lump sum payment as soon as practicable following such Severed Employee's Employment Severance Date. In the event of the Severed Employee's death during the period of payment, such Severed Employee's severance benefits will be paid in accordance with the terms of this
Section 4.03 and Article III.





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                                    ARTICLE V

                                 Administration

         Section 5.01. Administration Committee. The general administration of the Plan, and the responsibility for carrying out the provisions hereof, shall be placed in an Administrative Committee appointed by the Board of Directors, provided, however, that in the event of a Change in Control such Administrative Committee shall, during the two year period following such Change in Control, continue to be comprised of the individuals comprising such Committee immediately prior to the Change in Control (or any successors as such Administrative Committee shall appoint).

         Section 5.02. Officers and Agents. The members of the Administrative Committee shall elect one of their members as chairperson and shall also elect a secretary who may, but need not, be a member of the Administrative Committee; and may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf, and may employ such clerical personnel as they may require in carrying out the provisions of the Plan.

         Section 5.03. Meetings and Committee Action. The Administrative Committee shall hold meetings upon such notice, at such place or places, and at such time or times, as they may from time to time determine. A majority of the Administrative Committee may act by meeting (whether in person or by telephone) or by writing executed without a meeting.

         Section 5.04. Powers. The Administrative Committee shall have complete control of the administration of the Plan, with all powers necessary to enable it properly to carry out its duties in that respect. The Administrative Committee shall be authorized to interpret the Plan and to determine all questions arising in the administration, construction and application of the Plan. The decision of the Administrative Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties.

         Section 5.05. Rules and Regulations. Subject to the limitations of this
Article V, the Administrative Committee, from time, to time shall establish such supplemental rules and regulations for the administration of the Plan and the transaction of its business as it deems necessary.

         Section 5.06. Reports. The Administrative Committee shall be responsible for the preparation and delivery of all reports, notices, plan summaries and plan descriptions required to be filed with any governmental office or to be given to any Employee, Severed Employee or Beneficiary.



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         Section 5.07. Employer to Furnish Information. Upon request of the
Administrative Committee, the Employer shall furnish such information in its possession as will aid the Administrative Committee in the performance of its duties hereunder.

         Section 5.08. Claims Procedure.

         (a) All claims for benefits shall be in writing and shall be filed with the Administrative Committee.

         (b) If the Administrative Committee wholly or partially denies an Employee's claim for benefits, the Administrative Committee shall give the claimant written notice within ninety (90) days after the receipt of the claim setting forth.

                  (1)    the specific reason(s) for the denial;

                  (2) specific reference to pertinent Plan provisions on which the denial is based;

                  (3) a description of any additional material or information which must be submitted to perfect the claim, and an explanation of why such material or information is necessary; and

                  (4)    an explanation of the Plan's review procedure.

         (c) In the event of a benefit claim denial, the Employer shall appoint a person who is not a member of the Administrative Committee to serve as Claim Reviewer. The claimant shall have sixty (60) days after the day on which such written notice of denial is handed or mailed to him or her by the Administrative Committee, in which to apply (in person or by authorized representative) in writing to the Claim Reviewer for a full and fair review of the denial of his or her claim, which may include a request for a personal meeting with the Claim Reviewer. In connection with such review, the claimant (or his or her representative) shall be afforded a reasonable opportunity to review pertinent documents, and may submit issues and comments in writing. If requested by the claimant, the Claim Reviewer shall arrange a meeting with the claimant and/or representative within thirty (30) days after the Claim Reviewer's receipt of such written request therefor, for the purpose of hearing the claimant's contentions and receiving such relevant evidence as the claimant may wish to offer.

         (d) The Claim Reviewer shall issue his or her decision on review within sixty (60) after the Claim Reviewer's receipt of the claimant's written request, unless in the sole discretion of the Claim Reviewer special circumstances require an extension to not later than one hundred twenty (120) days after the request, in which case the Claim



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                  Reviewer will notify the claimant (or his or her
                  representative) in writing of such extension prior to such extension. The decision of the Claim Reviewer shall be in writing and shall set forth specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

         Section 5.09. Employment of Professional Assistance. The Administrative Committee is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Administrative Committee shall be limited to the specific services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Employer.

         Section 5.10. Indemnification of Members of Administrative Committee. To the extent not insured against by an insurance company pursuant to the provisions of any applicable insurance policy and to the extent permitted by law, the Employer shall indemnify and hold harmless each member of the Administrative Committee against any personal liability or expense incurred by him or her as a result of any act or omission in his or her capacity as a member of the Administrative Committee, except for their own gross negligence or willful misconduct.


                                   ARTICLE VI

                         Plan Amendment and Termination

         Section 6.01. Plan Amendment, Suspension and Termination. Prior to a Change in Control, the Board of Directors retains the right, at any time and from time to time, to alter, amend, change, suspend, substitute, delete, revoke or terminate the Plan in whole or in part, for any reason, and without either the consent of, or prior notification to any person. The Board of Directors shall have the right to delegate its authority and power hereunder, or any portion thereof, to any committee of the Board of Directors, and the right to rescind any such delegation to such Committee in whole or in part. After a Change in Control, this Plan no longer shall be subject to alteration, amendment, change, suspension, substitution, deletion, revocation or termination in any manner adverse to the Employees.


                                   ARTICLE VII

                                  Miscellaneous

         Section 7.01. Nonalienation of Benefits. None of the payments, benefits or rights of an Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law,




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all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Employee. No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.

         Section 7.02. No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

         Section 7.03. Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

         Section 7.04. Heirs, Assigns and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Employer.

         Section 7.05. Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

         Section 7.06. Unfunded Plan. The Plan shall not be funded. No Employee shall have any right to, or interest in, any assets of the Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

         Section 7.07. Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Employer, the Administrative Committee and all other parties with respect thereto.

         Section 7.08. Notices. Any notice or other communication required or permitted pursuant to the terms of this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

         Section 7.09. Controlling Law. This Plan shall be construed an enforced according to the internal laws of the state of Michigan, without reference to any conflicts of laws provisions, to the extent not preempted by Federal law, which shall otherwise control.


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         IN WITNESS WHEREOF, the Company has caused this Amended and Restated
Special Severance Plan to be executed as of the 21st of November 2000.



                                            KMART CORPORATION



                                            By:_________________________


WITNESS:


__________________________



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